Exhibit 99.1

INTERNATIONAL ASSETS REPORTS SECOND QUARTER RESULTS

New York – May 23, 2005 – International Assets Holding Corporation (the “Company”; NASDAQ: IAAC) today announced net income of $379,000 for the three months ended March 31, 2005 (“Q2 2005”) compared to $851,000 for the three months ended March 31, 2004 (“Q2 2004”), a decrease of 55%. Earnings per share for Q2 2005 decreased to $0.05 per share ($0.05 diluted) from $0.18 per share ($0.15 diluted) for Q2 2004. Total revenues for Q2 2005 decreased by 3% to $6,157,000 from $6,369,000 for Q2 2004. Total non-interest expenses for Q2 2005 increased by 13% to $5,279,000 from $4,659,000 for Q2 2004 and interest expense increased to $296,000 for Q2 2005 from $138,000 for Q2 2004.

A 43% increase in the weighted average number of shares outstanding (8,075,465 for Q2 2005 against 5,654,402 for Q2 2004, on a diluted basis), due mainly to the conversion of subordinated notes during Q4 2004, contributed to the decrease in diluted earnings per share.

Total revenue for Q2 2005 decreased $212,000 or 3% versus Q2 2004. A substantial $2,148,000 increase in revenue from expanded foreign exchange/commodities trading activities was more than offset by a $2,139,000 decrease in equity market making revenue and a $344,000 decrease in debt capital markets revenue over the same period. The increase in foreign exchange/commodities trading revenue was due to the acquisition of INTL Global Currencies in Q4 2004. The decrease in equity revenue was due to both weaker market conditions and reduced ADR conversions.

Total non-interest expenses for Q2 2005 increased by 13% over Q2 2004. Increased costs related to expanded foreign exchange trading activities and staff restructuring were partially offset by reduced ADR conversion costs.

In comparison to Q1 2005, revenues and earnings for Q2 2005 were adversely affected by difficult market conditions and lower spreads in all of the Company’s markets. These conditions resulted in a 1% increase in revenue. Net income fell by $233,000 or 38% over the same period, due largely to a 7% increase in non-interest expenses. The increase in non-interest expenses was a result of higher clearing charges, staff restructuring costs and seasonal staff costs partially offset by lower variable compensation.

For the six months ended March 31, 2005 (“YTD 2005”) the Company reported net income of $991,000 compared to $1,622,000 for the six months ended March 31, 2004 (“YTD 2004”), a decrease of 39%. Earnings per share for YTD 2005 decreased to $0.14 per share ($0.12 diluted) compared to $0.34 per share ($0.29 diluted) for YTD 2004. Total revenues for YTD 2005 increased by 5% to $12,242,000 versus $11,698,000 for YTD 2004. Total non-interest expense for YTD 2005 increased by 17% to $10,194,000 from $8,690,000 for YTD 2004. Interest expense for YTD 2005 increased to $473,000 from $162,000 in YTD 2004.

Sean O’Connor, CEO stated, “We continue to suffer from a serious cyclical deterioration in the international securities markets. Our diversification and variable cost structure have helped us to weather these challenging market conditions. We continue to remain focused on our long-term objective of building a durable and profitable business, including further expansion of our developing debt capital markets and commodities activities.”

Fiscal Second Quarter Results – Unaudited (*):

(in$’000)	Three Months Ended March 31, 2005 (“Q2 2005”)	Three Months Ended March 31, 2004 (“Q2 2004”)	% Change Three Months	Six Months Ended March 31, 2005 (“YTD 2005”)	Six Months Ended March 31, 2004 (“YTD 2004”)	% Change Six Months
Total revenues	$6,157	$6,369	(3)%	$12,242	$11,698	5%
Interest expense	$296	$138	* *	$473	$162	* *
Net revenues	$5,861	$6,231	(6)%	$11,770	$11,536	2%
Non-interest expenses	$5,279	$4,659	13%	$10,194	$8,690	17%
Income before income tax	$582	$1,572	(63)%	$1,576	$2,846	(45)%
Income tax expense	$196	$721	(73)%	$572	$1,223	(53)%
Net income	$379	$851	(55)%	$991	$1,622	(39)%

Earnings per share:
Basic	$0.05	$0.18	(71)%	$0.14	$0.34	(60)%
Diluted	$0.05	$0.15	(69)%	$0.12	$0.29	(58)%
Weighted average number of common shares outstanding:
Basic	7,288,778	4,763,724	53%	7,186,054	4,738,214	52%
Diluted	8,075,465	5,654,402	43%	8,037,059	5,546,596	45%

(*)	Complete consolidated financial statements will be included in the Company’s Form 10-KSB to be filed with the SEC. The Form 10-KSB will also be made available on the Company’s web site at www.intlassets.com.
(**)	Comparison not meaningful.

About International Asset Holding Corporation (Nasdaq IAAC)

International Assets Holding Corporation and its subsidiaries (the “Company”) form a financial services group focused on select international securities and commodities markets. We commit our capital and expertise to market-making and trading of international financial instruments, currencies and commodities. The Company’s activities are currently divided into four functional areas — international equities market-making, international debt capital markets, foreign exchange/commodities trading and asset management. Additional information regarding the Company is available on the Company’s web site at www.intlassets.com.

Certain statements in this document may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including adverse changes in economic, political and market conditions, losses from the Company’s market-making and trading activities arising from counterparty failures and changes in market conditions, the possible loss of key personnel, the impact of increasing competition, the impact of changes in government regulation, the possibility of liabilities arising from violations of federal and state securities laws and the impact of changes in technology in the securities and commodities brokerage industries. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions, there can be no assurances that the actual results, performance or achievement of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact: Scott Branch, President

International Assets Holding Corporation

New York, NY 10017

Scott Branch, Phone (888) 345-4685 x 335